NEWS UPDATE

Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. REPORTS FINANCIAL RESULTS FOR

FISCAL 2006 SECOND QUARTER

Second-Quarter Results are Consistent with the Company's Guidance;

Backlog Reaches Record High

ST. LOUIS, January 26, 2006 . . . . . LaBarge, Inc. (AMEX: LB) today reported its financial results for the fiscal 2006 second quarter and six months ended January 1, 2006.

Consistent with the Company's guidance, fiscal 2006 second-quarter sales and earnings were up substantially from first-quarter levels and comparable to fiscal 2005 second-quarter results. Specifically, fiscal 2006 second-quarter net sales were $48,147,000, versus $39,639,000 in the first quarter and $48,718,000 in the fiscal 2005 second quarter. Net earnings were $2,663,000, or $.17 per diluted share, in the fiscal 2006 second quarter, compared with $2,031,000, or $.13 per diluted share, in the first quarter and $2,721,000, or $.17 per diluted share, in the fiscal 2005 second quarter.

For the six months ended January 1, 2006, net sales were $87,786,000, compared with $92,352,000 in the first half of fiscal 2005. Fiscal 2006 first-half net earnings were $4,693,000, or $.29 per diluted share, compared with $5,024,000, or $.32 per diluted share, in the fiscal 2005 first half.

The Company began expensing stock options in accordance with the Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" in fiscal 2006. The impact was $.01 per diluted share in the second fiscal quarter and $.02 per diluted share in the first half of fiscal 2006.

Craig LaBarge, chief executive officer and president, commented, "As expected, sales and earnings recovered in the second quarter as shipments rebounded from earlier customer delays. This recovery culminated with second-quarter results improving substantially from first-quarter levels. Additionally, our second-quarter sales and earnings were comparable to last year's strong second-quarter results, which were augmented by several customer requests to accelerate shipments."

Gross margin in the second quarter was 21.7 percent in fiscal 2006, versus 21.6 percent in fiscal 2005; both are within the Company's typical range of 20.0 percent to 23.0 percent. Selling and administrative expense rose as a percentage of sales to 12.1 percent in the fiscal 2006 second quarter, versus 11.9 percent in the comparable period a year earlier. Nevertheless, in actual dollars, fiscal 2006 second-quarter selling and administrative expense was essentially equal to the fiscal 2005 second-quarter level. Interest expense was $449,000 in the fiscal 2006 second quarter, versus $405,000 one year earlier, reflecting higher interest rates.

Total debt increased on higher short-term borrowings to $35,432,000 at January 1, 2006, compared with $28,970,000 at October 2, 2005, and $27,916,000 at July 3, 2005. Stockholders' equity was $59,698,000 at January 1, 2006, versus $56,600,000 at October 2, 2005 and $53,830,000 at July 3, 2005.

"Bookings of new and additional business were strong during the second quarter, particularly in the government systems and natural resources market sectors," said Mr. LaBarge. "Backlog of unshipped orders at the end of the second quarter reached a record high of $179,008,000, up 23 percent from the second quarter of fiscal 2005 and up 9 percent from last fiscal year-end.

"The largest contributor to fiscal 2006 second-quarter revenues was shipments on a variety of defense programs, which accounted for 41 percent of net sales, compared with 49 percent in the fiscal 2005 second quarter.

"Revenues from the natural resources market sector represented 25 percent of fiscal 2006 second-quarter sales versus 18 percent in the year-ago period. Actual revenue dollars from this sector were up 36 percent versus last year's second-quarter revenues, the result of significant increases in shipments to both oil-and-gas and mining customers in the current-year period.

"Shipments to industrial customers were 15 percent of second-quarter revenues in fiscal 2006, compared with 18 percent in the comparable period in 2005. The decline during the current year's second quarter reflects customers' lower capital equipment purchases related to the impact of higher energy costs.

"Revenues from the government systems market sector represented 9 percent of fiscal 2006 second-quarter sales versus 4 percent in the year-ago period. The increase is primarily attributable to increased shipments related to a postal automation program.

"The balance of second-quarter revenues was attributable to customers in other market sectors, including:

  Commercial aerospace - 5 percent in both the fiscal 2006 and 2005 second quarters, and
  Medical - 2 percent in both the fiscal 2006 and 2005 second quarters."

Outlook and Commentary

Mr. LaBarge concluded, "Based on the strength of current backlog and the pipeline of new business opportunities, we anticipate a return to strong growth of sales and earnings in the third and fourth quarters of the fiscal year compared with both the same periods last year and sequentially. In addition, we continue to believe that we will achieve double-digit growth in fiscal 2006 full-year sales and earnings."

Today's Conference Call Webcast

Today, at 11 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company's fiscal 2006 second quarter. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=00002C44 and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site address is http://www.labarge.com .

(Financial tables follow)

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; LaBarge's ability to integrate recently acquired businesses; the outcome of litigation LaBarge may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

LaBarge, Inc.

Consolidated Statements of Income (Unaudited)

(amounts in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended

	January 1,	January 2,	January 1,	January 2,
	2006	2005	2006	2005

Net sales	$48,147	$48,718	$87,786	$92,352

Costs and expenses:
Cost of sales	37,680	38,176	67,821	71,770
Selling and administrative expense	5,835	5,812	11,460	11,670
Interest expense	449	405	853	919
Other income, net	(114)	(113)	(146)	(202)

Earnings from continuing operations before income taxes	4,297	4,438	7,798	8,195
Income tax expense	1,634	1,717	3,105	3,171

Net earnings	$2,663	$2,721	$4,693	$5,024

Basic net earnings per common share:
Basic net earnings	$0.18	$0.18	$0.31	$0.34

Average common shares outstanding	15,149	15,006	15,116	14,990

Diluted net earnings per share:
Diluted net earnings	$0.17	$0.17	$0.29	$0.32

Average diluted common shares outstanding	16,056	15,816	16,065	15,733

LaBarge, Inc.
Consolidated Balance Sheets
(amounts in thousands -- except share amounts)

	January 1, 2006	July 3, 2005

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$435	$820
Accounts and other receivables, net	27,713	23,371
Inventories	47,619	41,342
Prepaid expenses	1,203	974
Deferred tax assets, net	1,452	1,387

Total current assets	78,422	67,894

Property, plant and equipment, net	20,068	18,849
Intangible assets, net	2,967	3,388
Goodwill, net	24,292	24,292
Other assets, net	5,680	5,514

Total assets	$131,429	$119,937

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$10,725	$1,650
Current maturities of long-term debt	5,283	4,661
Trade accounts payable	15,797	10,026
Accrued employee compensation	7,570	9,511
Other accrued liabilities	1,353	2,609
Cash advances	7,699	11,445

Total current liabilities	48,427	39,902

Long-term advances from customer for purchase of materials	3,382	3,854
Deferred tax liabilities, net	498	746
Long-term debt	19,424	21,605

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at January 1, 2006 and at July 3, 2005, including shares in treasury	158	158
Additional paid-in capital	14,474	13,722
Retained earnings	47,416	42,723
Accumulated other comprehensive income	62	---
Less cost of common stock in treasury, shares of 613,055 at January 1, 2006 and 723,345 at July 3, 2005	(2,412)	(2,773)

Total stockholders' equity	59,698	53,830

Total liabilities and stockholders' equity	$131,429	$119,937

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